EXHIBIT 99.1

March 6, 2003

WASHINGTON GROUP INTERNATIONAL REPORTS

FOURTH QUARTER AND YEAR END RESULTS FOR FISCAL 2002

Boise, Idaho – Washington Group International, Inc. (NASDAQ: WGII) today announced financial results for its fourth quarter and fiscal year ended January 3, 2003.

Year 2002 Highlights

•                        Revenue and operating income performance were better than expected at $3.7 billion and $141.1 million, respectively.

•                        Net income of $44.1 million exceeded expectations on a pro forma basis before bankruptcy related items.

•                        Adjusted EBITDA was $147.4 million.

•                        New work awards of $3.3 billion exceeded expectations.

•                        Backlog of $2.8 billion was consistent with expectations.

•                        No outstanding debt and $171.2 million in cash at year end.

“Performance in 2002 was a powerful demonstration of the competency and talent of our people. We met or exceeded expectations in every category, most notably earnings and cash production,” stated Stephen G. Hanks, president and chief executive officer.  “ We are grateful for the trust our customers place in us as we undertake complex long-term engineering, construction and management services assignments for them.”

For the year ended January 3, 2003, the company reported revenue of $3.7 billion and operating income of $141.1 million. Net income was $44.1 million before bankruptcy related items, or $1.76 per basic and diluted share on a pro forma basis. Adjusted EBITDA (earnings, excluding normal profit, before interest, taxes, depreciation, amortization, and bankruptcy related items) for the year was $147.4 million. Revenue and operating income for 2002 were higher than expected due to solid performance in the Defense, Energy & Environment and Power business units.

New work awards were $3.3 billion for the year 2002 and backlog was $2.8 billion at the end of the year.  Backlog does not include approximately $1.0 billion of government contracts in progress for work to be performed beyond December 2004.  Approximately $1.4 billion, or 52%, of backlog at January 3, 2003 is expected to be recognized as revenue in 2003.

“Washington Group International’s performance in 2002 reflects a number of important strategic and operational accomplishments that strengthened our financial position and balanced our business portfolio,” stated Hanks. “We ended the year in strong financial condition with no debt and over $171 million in cash.  We increased our backlog of cost-plus work, which allows us to deliver more consistent, long-term earnings growth.

“Our current portfolio mix, weighted toward long-term cost reimbursable contracts, provides meaningful and diverse engineering and management opportunities for our employees, and gives us the ability to be selective about the higher margin fixed-price work we undertake,” concluded Hanks. On January 3, 2003, approximately $1.2 billion, or 44%, of the backlog represented fixed price contracts.

Washington Group International recognized $30.9 million of normal profit during 2002, substantially all of which relates to infrastructure projects that were acquired in 2000 from Raytheon Company. Normal profit is an accounting concept that requires a company to record at fair value all contracts of an acquired company that were in process on the acquisition date.  Normal profit for the 2003 fiscal year is expected to be nominal.

Fourth Quarter Highlights

•                        Revenue and operating income performance better than expected at $840.4 million and $38.0 million, respectively.

•                        Net income was $9.3 million on a pro forma basis before bankruptcy related items.

•                        Adjusted EBITDA was $40.5 million.

•                        New work awards were $1.0 billion for the quarter, significantly exceeding revenue.

•                        Backlog was $2.8 billion.

•                        Sale of EMD netted $46.3 million in cash to the company.

For the fourth quarter ended January 3, 2003, Washington Group International reported revenue of $840.4 million, operating income of $38.0 million, net income on a pro forma basis of $9.3 million – or $0.37 per basic and diluted share – and Adjusted EBITDA of  $40.5 million.

New work awards were $1.0 billion in the fourth quarter of 2002 led by increased funding for chemical demilitarization projects at our Defense business unit, and the company ended the year with $2.8 billion in backlog, consistent with the backlog at the end of the third quarter of 2002.  For the first time this year, new work significantly exceeded revenue.

For the quarter, the Energy & Environment, Defense and Mining business units posted strong results.

All aspects of Energy & Environment operations continued to be strong for the quarter.  Operating income included $6.0 million for the Electro-Mechanical Division (EMD) prior to its sale. A partial settlement of $4.9 million was negotiated on a construction contract which reduced a loss provision that was recorded in the third quarter.  Operating income also included the $3.4 million gain on the sale of EMD.

The Defense business unit successfully completed construction of its fifth chemical demilitarization plant located in Arkansas, within budget and ahead of schedule, allowing the Business Unit to recognize additional profit of $8.9 million.

In the Mining business unit, MIBRAG mbH, our joint venture lignite coal mine in Germany, received a $12.0 million one-time award of power cogeneration credits, of which our portion was $6.0 million.

Results of operations for all business units, but primarily Infrastructure and Industrial/Process, were negatively affected by year end adjustments for employee benefit programs and our self insurance program, which totaled approximately $10.0 million.  Lastly, the Power business unit recorded a $3.0 million provision for estimated cost growth on a project currently in process.

Businesses Held for Sale

Consistent with our previously announced intention to sell a non-core manufacturing business, on October 28, 2002, we sold the Electro-Mechanical Division of our Westinghouse Government Services Company (WGSC) joint venture with BNFL Nuclear Services, Inc.  Under the terms of the agreement, WGSC received $80 million in cash and the buyer assumed certain liabilities, including pension and other post-retirement benefit obligations. The net cash proceeds of approximately $77.1 million are shared between Washington Group (60%) and BNFL (40%). The EMD sale generated a pre-tax gain of $3.4 million ($1.1 million net of tax and minority interest).  EMD recorded $144.0 million in revenue, $24.9 million in operating income and $9.1 million in net income during 2002 prior to its sale. As a result of the sale, EMD’s backlog, which was $252.1 million at the end of the third quarter, is no longer included in the business unit’s backlog.

2002 Business Unit Performance

•                  Energy & Environment:  For the year 2002, Energy & Environment generated revenues of $610.7 million and operating income of $83.4 million. New work awards for the unit totaled $571.8 million; backlog at year end 2002 was $386.8 million.  During 2002, the business unit exceeded all performance expectations on projects managed for the Department of Energy resulting in the highest incentive award fees ever earned by the unit.  Results for the year were favorably impacted by the inclusion of the Electro-Mechanical Division’s operating income through the date of sale of $24.9 million ($9.1 million after taxes and minority interest).

•                  Defense:  For the year 2002, Defense generated revenues of $557.1 million and produced operating income of $44.1 million. The unit benefited from increases in contract funding at several chemical demilitarization projects.  New work awards totaled $712.4 million in 2002, primarily from increases in funded scope for existing chemical demilitarization projects and the additional work on threat reduction projects.  Backlog at the end of the year was $647.5 million.  Also during the year, the business unit successfully completed construction of an Arkansas chemical demilitarization plant ahead of schedule and under budget.  This, combined with the successful negotiations of outstanding issues on two other projects, resulted in increased operating income of $24.1 million.

•                  Mining:  For the year 2002, Mining generated revenues of $68.6 million and produced operating income of $32.4 million.  New work awards totaled $117.2 million.  Backlog at the end of the year was $279.8 million.  At MIBRAG mbH, a record 19.4 million tonnes were produced and sold resulting in higher revenues which, combined with a stronger Euro, enhanced earnings for the year.  Also, as previously discussed, the business unit benefited from a one-time $6.0 million rebate from the German government related to MIBRAG’s power co-generation activities.

•                  Power:  For the year 2002, Power generated revenues of $1,005.6 million and produced operating income of $24.1 million.  New work awards totaled $880.3 million from modification services and engineering services.  Backlog – which does not include any significant exposure to independent power producers – was $302.4 million at the end of the year.  Revenue and operating income for the year benefited from additional work on two power projects in the Northeast.

•                  Infrastructure:  For the year 2002, Infrastructure generated revenues of $772.0 million and produced operating income of $17.8 million.  New work awards totaled $479.0 million and backlog at the end of the year was $766.1 million.  New work for the year was not as robust as hoped, which leaves the business unit with a challenge for 2003.  Actions have already been taken to adjust the business unit to current market conditions.  New work volume will be continuously monitored and further adjustments will be made to reflect changing market conditions.  Results for the year were negatively affected by losses of $23.4 million recognized on a large dam and hydroelectric project in the Philippines.  The business unit benefited from the recognition of normal profit totaling $25.5 million during 2002.

•                  Industrial/Process:  For the year 2002, Industrial/Process generated revenues of $638.7 million and produced operating income of $4.1 million.  New work awards totaled $541.9 million.  Backlog at the end of the year was $357.7 million.  This business unit was the most affected by the weakening economic conditions which resulted in lower than expected new awards and a backlog at a relatively lower level entering 2003.  Operating income was impacted by approximately $7.6 million of unabsorbed engineering labor expenses and ongoing right-sizing expenses as the business unit adapted to its declining market opportunities.

Outlook

“We experienced a significant increase in new work awards in the fourth quarter, most of which was anticipated,” stated Hanks.  “Some of the awards related to projects which we originally thought might occur earlier in the year.  The fourth quarter was outstanding,” said Hanks.

Commenting on the year, Mr. Hanks stated: “Our federal government business units performed well during all of 2002, and both Defense and Energy & Environment are expected to play an important role in our future.  In an increasingly uncertain world, we believe the demand for defense and homeland security services will grow significantly and we are well positioned to participate in both of those markets.  Likewise, the need for engineering and technical services in the environmental management business should provide new work opportunities in a market where Washington Group International is a leader in providing the talent required to meet the technical demands of this type of work.

“Conditions for our industrial customers and our state and local government markets are uncertain and we continually evaluate the impact of budget shortfalls and balanced budget requirements.  Delays in spending on transportation and infrastructure projects are causing a deferral in state and local business opportunities.  Fortunately, we have not experienced the cancellation or postponement of any awarded projects, and we continually assess those issues as we go forward.

“While we continue to win and book important work with our commercial clients, our business has been impacted by the overall economic slowdown and declining capital expenditures in the U.S. and abroad.  This has resulted in increased competition, significant pricing pressures and tighter-than-expected profit margins,” stated Hanks.

Commenting on the outlook for 2003, Mr. Hanks continued: “We are cautiously optimistic about our business prospects. Geopolitical activities could impact investment activities by our customers. Nevertheless, our Defense and Energy & Environment business units, which are leaders in the important government services markets, remain strong and will play a vital role in our future.  Also, our Mining business unit is seeing signs of increased market activity as precious metals prices increase.”

As previously reported, Washington Group International successfully emerged from bankruptcy protection as a reorganized company on January 25, 2002 and began reporting as a new entity effective February 1, 2002.  Generally accepted accounting principles (GAAP) require Washington Group International to report its results for the reorganized entity separately from those of the company as it existed prior to the reorganization.  Accordingly, while Washington Group International’s fourth quarter 2002 financial results presented in this news release relate to the post-emergence period, the year-to-date results are pro forma in nature.  The pro forma results are adjusted to exclude an extraordinary gain, the effects of reorganization items and a charge to earnings for professional fees and expenses relating to the bankruptcy.  The full year 2002 results combine the results of operations of the newly reorganized company for the eleven months ended January 3, 2003, with the pre-reorganization results for the month ended February 1, 2002.  A reconciliation from the results reported under GAAP to the pro forma summary results included in this news release is provided in the accompanying financial highlights.  Because of the company’s reorganization, comparisons to the prior year are not meaningful and therefore have been omitted.

Investor Conference Call

Washington Group International will host an investor conference call to discuss the fourth quarter and 2002 results on March 7, 2003, at 10:00 a.m., ET.  The company will provide a webcast of its call live over the Internet on its corporate web site at www.wgint.com.  Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  An online archive of the webcast will be made available a few hours following the end of the live call.

About the Company

Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide.  With approximately 30,000 employees at work in over 40 states and more than 30 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, operations, maintenance, program management and development services in 14 major markets.

Markets Served

Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, process, pulp and paper, telecommunications, transportation and water-resources.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Such forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results may vary materially as a result of changes or developments in social, economic, business, market, legal and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by our customers, clients, suppliers, business partners, or government bodies.  We are subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of our customer base, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delay experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-looking Information” and “Item 1.  Business-Risk Factors” in Washington Group’s annual reports on Form 10-K for fiscal years 2001 and 2002.

Investor Contact	Media Contact
Terry K. Eller	Jack Herrmann
Washington Group International, Inc.	Washington Group International, Inc.
208-386-5722	208-386-5532
terry.eller@wgint.com	jack.herrmann@wgint.com

WASHINGTON GROUP INTERNATIONAL, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)

(UNAUDITED)

	Three months ended January 3, 2003	Twelve months ended January 3, 2003
Total revenue(a)	$840,344	$3,661,526
Gross profit(a)	$34,206	$160,156
Equity in net income of mining ventures(a)	17,794	30,451
General and administrative expenses	(17,430)	(52,318)
Restructuring charges	—	(625)
Other operating income	3,420	3,420
Operating income	37,990	141,084
Investment income	526	1,326
Interest expense	(7,439)	(27,977)
Other income, net	(818)	1,311
Income before income taxes, minority interests and bankruptcy related items	30,259	115,744
Income tax expense	(13,417)	(49,920)
Minority interests in consolidated subsidiaries	(7,535)	(21,716)
Income before bankruptcy related items	$9,307	$44,108
Net income per share before bankruptcy related items Basic and diluted	$.37	$1.76

(a)          Revenue and gross profit, as previously reported in our quarterly earnings releases, have been reclassified to present equity in net income of mining ventures as a separate component of operating income. Previously, equity in net income of mining ventures had been reported as a component of total revenue.

EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is presented because it is a measure commonly used in financial analysis in credit and equity markets to evaluate operating liquidity. In addition, management includes it in the various performance measures that are routinely produced and analyzed as a measure of liquidity. EBITDA is not a measure of operating performance computed in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as a substitute for earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies.

Our calculation of adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, normal profit and exclusion of bankruptcy related items. Components of adjusted EBITDA are presented below in millions:

Adjusted EBITDA (Unaudited)	Three months ended January 3, 2003	Twelve months ended January 3, 2003

Net income	$9.7	$559.9
Reorganization items(a)	(.4)	51.4
Net gain in bankruptcy	—	(567.2)
Net income, after adjustments for bankruptcy items	9.3	44.1
Taxes	13.4	49.9
Interest expense	7.5	28.0
Depreciation and amortization(b)	12.0	56.3
Normal profit	(1.7)	(30.9)
Total	$40.5	$147.4

(a)          Net of tax of $23.8 million for the twelve months ended January 3, 2003. There was no tax benefit for reorganization items for the three months ended January 3, 2003.

(b)         Depreciation includes $8.4 million and $30.1 million of depreciation on equipment used on a dam and hydropower project in the Philippines. We began to sell the construction equipment during the third quarter of 2002 and anticipate the remaining equipment to be sold through early 2003.

RECONCILIATION OF GAAP TO PRO FORMA SUMMARY FINANCIAL DATA

Washington Group’s twelve month 2002 financial results presented in this news release are pro forma in nature. They combine the results of operations of the newly reorganized company for the eleven months January 3, 2003 with the pre-reorganization results for the month ended February 1, 2002. Earnings per share is calculated assuming that 25 million shares were outstanding for twelve months.

In addition, the pro forma results are adjusted to exclude the following items:

For the twelve months ended January 3, 2003:

•                  The extraordinary gain of $567.2 million arising from the discharge of liabilities in connection with the company’s emergence from its reorganization; and

•                  The effects of reorganization items including “fresh-start” accounting to reflect the financial position at fair value as a newly reorganized company on February 1, 2002 that resulted in a charge to earnings of $36.0 million, and professional fees and expenses related to the bankruptcy proceeding of $39.2 million that together totaled $75.2 million ($51.4 million after tax).

A reconciliation from the results reported under GAAP to the pro forma summary results is included below. Because of the company’s reorganization, comparisons to the prior year are not meaningful and, therefore, comparisons have not been provided.

WASHINGTON GROUP INTERNATIONAL, INC.

RECONCILIATION OF GAAP TO PRO FORMA SUMMARY FINANCIAL DATA

(In millions)

(UNAUDITED)

	Three months ended January 3, 2003	Adjustments	Pro forma
Total revenue	$840.4	$—	$840.4
Operating income	$38.0	$—	$38.0
Income before reorganization items, income taxes and minority interests	$30.2	$—	$30.2
Reorganization items	.4	(.4)	—
Income tax expense	(13.4)	—	(13.4)
Minority interests in consolidated subsidiaries	(7.5)	—	(7.5)
Net income	$9.7	$(.4)	$9.3

	Eleven months ended January 3, 2003	One month ended February 1, 2002	Adjustments	Pro forma
Total revenue	$3,311.6	$349.9	$—	$3,661.5
Operating income	$131.7	$9.4	$—	$141.1
Income before reorganization items, income taxes, minority interests and extraordinary item	$107.6	$8.1	$—	$115.7
Reorganization items	(3.1)	(72.1)	75.2	—
Income tax (expense) benefit	(46.2)	20.1	(23.8)	(49.9)
Minority interests in consolidated subsidiaries	(20.6)	(1.1)	—	(21.7)
Income (loss) before extraordinary item	37.7	(45.0)	51.4	44.1
Extraordinary item - gain on debt discharge, net of income tax benefit of $343.5	—	567.2	(567.2)	—
Net income	$37.7	$522.2	$(515.8)	$44.1

(In millions)	Three months ended January 3, 2003	Twelve months ended January 3, 2003
Adjusted EBITDA	$40.5	$147.4
Tax expense	(13.4)	(26.1)
Interest expense	(7.5)	(28.0)
Cash paid for reorganization items	(6.8)	(39.6)
Amortization of prepaid loan fees	3.0	11.7
Deferred income taxes	7.4	17.2
Minority interest in income of subsidiaries	12.0	35.6
Equity in net income of mining ventures less dividends received	(14.2)	(18.8)
Self-insurance reserves	20.6	20.2
Gain on sale of assets, net	(5.4)	(5.4)
Changes in other assets and liabilities, including assets held for sale	(44.8)	(36.0)
Other operating cash flow items	8.9	1.2
Net cash provided by operating activities	$.3	$79.4
Net cash provided by operating activities for eleven months ended January 3, 2003	$72.8
Less: Net cash provided by operating activities for eight months ended September 27, 2002	(72.5)
Net cash provided by operating activities for three months ended January 3, 2003	$.3
Net cash provided by operating activities for eleven months ended January 3, 2003		$72.8
Plus: Net cash provided by operating activities for one month ended February 1, 2002		6.6
Net cash provided by operating activities for twelve months ended January 3, 2003		$79.4

WASHINGTON GROUP INTERNATIONAL, INC.

SEGMENT INFORMATION

(UNAUDITED)

TOTAL REVENUE (In thousands)	Three months ended January 3, 2003	Twelve months ended January 3, 2003 (Pro forma)
Power	$234,972	$1,005,619
Infrastructure	175,575	772,031
Mining	14,857	68,553
Industrial/Process	156,747	638,739
Defense	121,627	557,088
Energy & Environment	139,623	610,712
Intersegment, eliminations and other	(3,057)	8,784
Total consolidated revenues	$840,344	$3,661,526

OPERATING INCOME (In thousands)	Three months ended January 3, 2003	Twelve months ended January 3, 2003 (Pro forma)
Power	$(447)	$24,085
Infrastructure	5,592	17,786
Mining	16,289	32,356
Industrial/Process	(3,696)	4,167
Defense	14,391	44,096
Energy & Environment	27,764	83,399
Intersegment and other unallocated operating costs	(4,473)	(12,487)
General and administrative expense, corporate	(17,430)	(52,318)
Total operating income	$37,990	$141,084

NEW WORK (In millions)	Three months ended January 3, 2003	Twelve months ended January 3, 2003 (Pro forma)
Power	$225.8	$880.3
Infrastructure	79.9	479.0
Mining	45.9	117.2
Industrial/Process	162.3	541.9
Defense	341.4	712.4
Energy & Environment	195.8	571.8
Other	(9.0)	16.3
Total new work	$1,042.1	$3,318.9

BACKLOG (In millions)	January 3, 2003		February 1, 2002 (Fresh-start)
Power	$302.4		$407.6
Infrastructure	766.1		984.6
Mining	279.8		272.0
Industrial/Process	357.7		475.9
Defense	647.5		483.1
Energy & Environment	386.8	(a)	734.3
Other	14.8		9.7
Total backlog	$2,755.1		$3,367.2

(a)          Backlog for the Energy & Environment business unit was reduced as a result of the sale of EMD. The backlog of EMD was $252.1 at the end of the third quarter.

WASHINGTON GROUP INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

	Successor Company		Predecessor Company
	January 3, 2003	February 1, 2002 (Fresh-start)	November 30, 2001
ASSETS
Current assets
Cash and cash equivalents	$171,192	$128,201	$128,315
Accounts receivable, including retentions of $23,546, $33,822 and $45,609	261,925	350,898	406,068
Unbilled receivables	131,043	195,869	197,339
Investments in and advances to construction joint ventures	23,271	46,820	54,723
Deferred income taxes	74,223	104,828	193,346
Assets held for sale	23,543	187,819	154,720
Other	45,897	57,975	68,535
Total current assets	731,094	1,072,410	1,203,046
Investments and other assets
Investments in mining ventures	99,356	68,700	83,792
Goodwill, net of accumulated amortization of $31,965 in 2001	387,254	402,352	176,108
Deferred income taxes	51,219	37,707	463,489
Other	27,210	43,551	42,967
Total investments and other assets	565,039	552,310	766,356
Property and equipment
Construction equipment	118,099	124,341	289,718
Land and improvements	5,950	5,746	5,146
Buildings and improvements	12,377	10,857	23,286
Equipment and fixtures	25,233	17,708	88,702
Total property and equipment	161,659	158,652	406,852
Less accumulated depreciation	(42,428)	—	(235,859)
Property and equipment, net	119,231	158,652	170,993
Total assets	$1,415,364	$1,783,372	$2,140,395

WASHINGTON GROUP INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

	Successor Company		Predecessor Company
	January 3, 2003	February 1, 2002 (Fresh-start)	November 30, 2001
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and subcontracts payable, including retentions of $19,623, $17,164 and $11,751	$165,618	$227,638	$180,621
Billings in excess of cost and estimated earnings on uncompleted contracts	202,600	365,439	188,511
Accrued salaries, wages and benefits, including compensated absences of $43,580, $42,775 and $9,989	136,214	130,476	70,793
Other accrued liabilities	82,513	130,258	72,405
Liabilities held for sale	8,167	119,361	114,736
Total current liabilities	595,112	973,172	627,066

Non-current liabilities

Long-term debt	—	40,000	—
Self-insurance reserves	69,934	46,536	20,337
Pension and post-retirement benefit obligations	97,453	95,643	39,723
Total non-current liabilities	167,387	182,179	60,060
Liabilities subject to compromise	—	—	1,928,219
Contingencies and commitments
Minority interests	56,115

		78,021

			76,515

Stockholders’ equity (deficit)

Preferred stock (Predecessor Company), par value $.01, 10,000 shares authorized	—	—	—
Common stock (Predecessor Company), par value $.01, authorized 100,000 shares; issued 54,486	—	—	545
Preferred stock (Successor Company), par value $.01, 10,000 shares authorized	—	—	—
Common stock (Successor Company), par value $.01, authorized 100,000 shares; issued 25,000	250	250	—
Capital in excess of par value	521,103	521,103	250,118
Stock purchase warrants (Predecessor Company)	—	—	6,550
Stock purchase warrants (Successor Company)	28,647	28,647	—
Retained earnings (accumulated deficit)	37,701	—	(764,656)
Treasury stock (Predecessor Company), 2,019 shares, at cost	—	—	(23,192)
Accumulated other comprehensive income (loss)	9,049	—	(20,830)
Total stockholders’ equity (deficit)	596,750	550,000	(551,465)
Total liabilities and stockholders’ equity (deficit)	$1,415,364	$1,783,372	$2,140,395

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(UNAUDITED)

	Successor Company	Predecessor Company
	Eleven months ended January 3, 2003	One month ended February 1, 2002	Twelve months ended January 3, 2003
Net income	$37,701	$522,150	$559,851
Reorganization items	3,174	36,979	40,153
Adjustments to reconcile net income to cash provided (used) by operating activities:
Reorganization items:
Cash paid for reorganization items	(19,091)	(20,548)	(39,639)
Fresh-start adjustments	—	35,078	35,078
Extraordinary item-gain on debt discharge	—	(567,193)	(567,193)
Depreciation of property and equipment	50,742	5,612	56,354
Amortization of prepaid loan fees	11,091	624	11,715
Normal profit	(27,425)	(3,518)	(30,943)
Deferred income taxes	27,383	(10,109)	17,274
Minority interests in net income of consolidated subsidiaries	33,510	2,094	35,604
Equity in net income of mining ventures less dividends received	(15,717)	(3,109)	(18,826)
Self-insurance reserves	20,611	7,921	28,532
Loss (gain) on sale of assets, net	(5,599)	227	(5,372)
Other	8,857	(7,635)	1,222
Changes in other assets and liabilities (including assets and liabilities held for sale), net of effects of business combinations	(52,374)	8,015	(44,359)
Net cash provided by operating activities	72,863	6,588	79,451
Investing activities
Property and equipment acquisitions	(22,957)	(3,903)	(26,860)
Property and equipment disposals	19,326	2,339	21,665
Sale of business	77,133	—	77,133
Net cash provided (used) by investing activities	73,502	(1,564)	71,938
Financing activities
Payments on senior secured credit facilities	—	(20,000)	(20,000)
Financing and bonding fees	—	(34,749)	(34,749)
Net borrowings (repayments) from credit agreement	(40,000)	40,000	—
Distributions to minority interests, net, including $30,853 related to sale of EMD in eleven months ended January 3, 2003	(63,374)	(227)	(63,601)
Net cash used by financing activities	(103,374)	(14,976)	(118,350)
Increase (decrease) in cash and cash equivalents	42,991	(9,952)	33,039
Cash and cash equivalents at beginning of period	128,201	138,153	138,153
Cash and cash equivalents at end of period	$171,192	$128,201	$171,192